Exhibit 10.1
Non-Employee Director Compensation

Effective July 1, 2018, the cash compensation payable to non-employee directors of the Board is as follows, paid quarterly in advance:

Retainer	Amount
Annual	$30,000
Chairman of the Board	$20,000
Committee Service	$5,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$8,000
Corporate Governance Committee Chair	$6,000

The equity compensation payable to non-employee directors of the Board is pursuant to the iPass Inc. Amended and Restated 2003 Non-Employee Directors Plan, in which each non-employee director when first elected to the Board will receive, as an initial grant, a restricted stock award (“RSA”) with a value of $74,380, and at each annual meeting each non-employee director will receive, as an annual grant, an RSA with a value of $47,642.